Exhibit 10.1

Contract No.2600061195

Loan Contract for Small-Sized Enterprises

Important Notice: Following consultations conducted on the basis of equality and in accordance with the relevant laws and regulations, both parties voluntarily enter into this Contract, by which they shall strictly abide. In order to secure legal rights of Borrower, Lender hereby calls attention to the Borrower to carefully read the bold-face words and pay full attention to such contents.

Lender:	Industrial and Commercial Bank of China Limited Shanghai branch Fengxian sub-branch (hereinafter is referred to “Party A”)
Principal: Yi Zhang Address: No. 48 Nanzhong Road
Fax: 57180753

Borrower:	Cherokee International (China) Power Supply Ltd. (hereinafter is referred to “Party B”)
Legal representative (Principal):
Address:_ Shanghai Fengpu Industrial Park, Shanghai, China
Fax: 67108907

According to the purpose stated in Article 2.2, Party B applies the loan to Party A. Both Parties, after negotiation, hereby enter into this contract by mutual covenants and intend to perform it accordingly.

Article 1 Definitions

Article 1.1 In this contract, words and phrases below shall have the following meanings, unless defined otherwise or shall be otherwise interpreted in light of the context:

A.

Interest Settlement Date: The interest settlement date is the 20th calendar date every month if the interest is settled per month, or the 20th calendar date of the last month of each quarter if is settled per quarter, or on June 20th and December 20th if is settled per half year. Should the settlement date be not the working day of the bank, then it is postponed to the first following working day.

B.

Interest period: The first interest period is from Borrower’s first drawdown date to the first interest settlement date. The last interest period is from the following day of the second to the last interest period to the expiration date for loan payment by borrower. Other interest period is from the following day of every past interest period to the next interest settlement date.

C.	LIBOR: Shall mean the (3/6month) ( )-LIBOR published on REUTERS Screen LIBOR= at 11 o’clock a.m. LONDON time two working days before every interest period.
D.	Circulation loan: Shall mean Party B can use the line of credit in cycling method within the contract period.
E.	Working day: Shall mean the statutory working day.

Article 2 Type, Amount and Term of the Loan

Article 2.1 The loan under this contract is current capital loan (current capital loan/fixed asset loan/ circulation loan).

Article 2.2 The amount of the Loan is RMB Five Million (RMB 5, 000, 000) and shall be used for the turnover of current capital.

Article 2.3 The term of the Loan is one year and commences from January 30, 2007 and ends on January 29, 2008. The actual borrowing date and the repayment date are as per the borrowing certificate. The borrowing certificate is the integral part of this contract and shall have the same legal effect.

Article 2.4 (This provision is with regard to the circulation loan and is not related to this contract)

Article 3 Drawdown

Article 3.1 When Party B requests for drawdown, Party B shall comply with following conditions:

A.	Party B shall complete all the procedures for drawdown according to the requirements of Party A;
B.	Except the loan in credit, the guarantor has provided guaranty which is legitimate and effective and accepted by Party A and the documents for guaranty have come into effect;
C.	In case the loan under this contract is in foreign currency, Party A shall have received following documents, the form and contents of which shall have been recognized by Party A:
•	Copy of Foreign Exchange (Indirect) Loan Registration Certificate
•	Foreign Exchange use certificate issued by the Foreign exchange administration authority at the site of Party A
D.	(This provision is with regard to fix assets loan and is not related to this contract)

Article 3.2 Party B shall request for drawdown in the way of A:

A.	Drawing the whole amount at one time once this contract comes into effect
B.	Drawing the whole amount in several times
C.	(This provision is with regard to the circulation loan and is not related to this contract)

Article 3.3 Should Party B meet the requirements of Article 3.1 under this contract, Party A shall transfer the amount of loan to the bank account of Party B on the date confirmed in the borrowing certificate.

Article 4 Interest Rate and Interest

Article 4.1 The interest rate of the loan under this contract is fixed rate which is 6.5484% per year and shall remain the dame during the period of the contract.

In case the People’s Bank of China adjusts the interest rate or its determining method, Party A is entitled to change accordingly.

Article 4.2 The interest under this contract is settled per month, from the date on which the Drawdown is made, interest shall accrue daily based on the actual days for every interest period. The daily interest rate is the annual interest rate divided by three hundred and sixty (360) days or the monthly interest rate divided by thirty (30) days.

Article 4.3 Party B shall pay the interest on every Interest Settlement date, when the period of loan expires, Party B shall pay out all the interest and the principal.

Article 5 Repayment

Article 5.1 Party B shall repay the loan by lump sum when the loan is due.

Article 5.2 One (1) bank working day prior to each repayment date or interest settlement date, Party B shall deposit sufficient amount in its repayment account opened in Party A to pay the interest, principal and other fees due. Party A shall transfer the corresponding amount itself.

Article 5.3 If the amount in the repayment account is not adequate to fully repay the amount due and payable, Party B agrees Party A is entitled to transfer itself the amount to repay in the sequence of fees, interest and principal.

Article 5.4 Party B shall inform Party A in writing at least fifteen (15) working days prior to any prepayment date should Party B intend to prepay the whole or part of the loan.

Article 5.5 In case Party B prepays the loan, Party B shall not pay any compensation to Party A.

Article 5.6 When Party B prepays the loan, Party B shall pay out all the amounts due under this contract till the prepayment date including the principal, interest and fee. The prepaid amount shall not be redrawn.

Article 5.7 In case party B requires to extend the period of loan, Party B shall apply to party A in writing thirty (30) working days prior to the expiration date of this contract. If Party A agrees to the extension, both parties shall sign loan extension contract.

Article 6 Pledge

Article 6.1 Except the loan in credit, Party B shall provide pledge for the debts under this contract which is legitimate and shall be accepted by Party A. Both parties shall sign a pledge contract with the contract no. of 260006119521.

Article 6.2 if the pawn under this contract is damaged, depreciated, involved in ownership disputes, sealed-up or seized, or the pledgor disposes the pawn in a presuming way, or the financial status of the warrantor under warrant deteriorates, or any other changes adversely effect the capacity of guarantee, Party B shall inform Party A timely and provide other pledge.

Article 7 Undertakes

Article 7.1 Before the obligations under this contract have been completely fulfilled, Party B hereby undertakes to Party A:

A.

The execution and performance of this contact are complying with the laws and regulations which Party B shall abide by. The exe cution and performance of this contact are also complying with the approval documents for the establishment of Party B and the Articles of Association of Party B or Partnership Agreement and not in conflict with any other agreement to which Party A is a party;

B.

Party B shall provide authentic, accurate, complete financial material and other material which indicate the repayment capacity of Party A including all the opening banks, account numbers and balance of deposit etc. and coordinate with Party A for party A’s supervision and investigation;

C.

Party B shall inform Party A timely in case its financial condition deteriorates or it is or is likely to be involved in important litigation or arbitration, or any other matters take place which shall adversely affect the performance of its liabilities under this contract. In such cases, Party B shall secure the repayment of the loan under this contract on schedule;

D.

Party B shall notify Party A within 10 days in case the management mechanism changes (including but not limited to restructure of the company to a company by shares, contracting, lease, consolidation, separation, joint management, establishing joint venture or cooperative operation with foreign companies, admission to and withdrawal from a Partnership), or the business scope, registered capital and equity of Party B change. Should the above changes adversely affect the performance of its liabilities under this contract, Party B shall take effective remedies to ensure the repayment of the loan under this contract on schedule;

E.

Party B shall notify Party A timely the changes with regard to the articles of association or partnership agreement, business address, business scope, legal representative or principal and other important items;

F.

Party B shall disclose the affiliated parties relationships and transactions to Party A timely, completely and accurately. According to the Accounting Standards for Business Enterprises- Disclosure of Affiliated Parties Relationships and Transactions, the affiliated parties shall mean:

(a)

The enterprises under direct or indirect control of Party B, or other enterprises having direct or indirect control over Party B, or other enterprises under the control of the same parent company as Party B;

(b)	Joint venture of Party B
(c)	Associated enterprises of Party B
(d)	The main individual investors, Key managerial personnel and the close family members of Party B
(e)	Other enterprises the main individual investors, key managerial personnel, or close family members of such individuals control over.

The other words under this provision have the same meaning as those in the Accounting Standards for Business Enterprises- Disclosure of Affiliated Parties Relationships and Transactions.

Article 7.2 Party A herby undertakes to Party B:

A.           Party A shall launch the loan timely according to the contract;

B.             Party A shall keep all the documents, financial materials and other undisclosed materials presented by Party B for performing this contract confidential unless otherwise stipulated by the laws and regulations.

Article 8 Remedies for Rights

Article 8.1 In case any of the following situation happens, Party A is entitled to take one or several of following measures: requesting Party B to take remedies or provide pledge which is satisfying to Party A within prescribed period; suspending launching the loan un-granted, announcing the advance expiration of the loan, taking back the whole or part of the launched loans in advance and any other remedies under this contract until the termination of this contract.

A.

Party B fails to pay any principal or interest due under this contract, or fails to perform any other liabilities under this contract or violates any representations, warranties or undertakes under this contract;

B.

Party B fails to pay any other debts due (including due in advance) involving the payment of money or Party B fails to perform the obligations under any agreements or documents, which shall adversely affect its performance capacity under this contract;

C.	Party B is or is likely to be involved in any serious economic disputes, litigations, arbitrations which shall adversely affect its performance capacity under this contract;
D.	Party B provides inveracious, deceitful or materially missing financial statements to obtain the loan under this contract or during the course of performance of this contract;
E.

Party B changes its equity share, controlling equity, partnership relationship, senior managing personnel. Or the operating cost, sourcing, sales, processing and production have adverse changes. Or the executive leadership encounters marriage crisis;

F.	Party B suffers suspension of production, merger, separation, bankruptcy which shall adversely affect Party A’s creditor’s rights;
G.	Party B is punished by the judicial organs or the tax, industry and commerce administration authorities and is required to be investigated or frozen its bank accounts;
H.	Party A is unable to implement its normal credit management due to the fault of Party B;
I.

Party B violates the principle of good faith, using all kinds of ways to escape and abolish its debts, or failing to use the loan according to the requirements of this contract, appropriating the loan to buy stocks, futures or using in other investments;

J.	Party B fails to provide other legitimate and effective pledge once the situation stipulated in Article 6.2 occurs;
K.	The legal representative or person in charge of Party B involves himself in gangsterdom, freak-out, gambling or smuggling;
L.	Party B pays tax, fees in arrears or frequently defaults the payment of employees’ salary;
M.	The financial or operation status of Party B has other materially adverse changes, which has affected or is likely to affect its abilities to perform the obligations under this contract;

N.

Party B fails to perform the disclosure obligation or any of following situations happens to Party B or its affiliated parties, which shall adversely affect its performance of the obligations under this contract:

(a)	The financial status of affiliated parties deteriorates;
(b)	Party B or its affiliated parties is kept filing for investigation or punished by the judicial organs, tax, industry and commerce administrative enforcement and management authorities;
(c)	The relationship of control or to-be-control between Party B and its affiliated parties has changed;
(d)	The affiliated parties of Party B are or are likely to be involved in material economic disputes, litigations and arbitrations;
(e)

The main individual investors, key managerial personnel of Party B have abnormal changes or any one of them is investigated or confined in personal freedom by the judicial organs due to his/her involvement in criminal activities;

(f)	Any other matters relating to affiliated parties of Party B shall have adverse affect to Party B.

Article 8.2 In case Party B does not use the loan according to the loan purpose as stipulated in Article 2.2, Party A is entitled to: requesting Party B to take remedies or provide pledge which is satisfying to Party A within prescribed period; suspending launching the loan un-granted, announcing the advance expiration of the loan, taking back the whole or part of the launched loans in advance, and furthermore, Party A is entitled to collect additional 100% of the contracted interest as the penalty interest calculating on the basis of days and the amount of the loan misappropriated.

Article 8.3 When the loan is due (including due in advance), in case Party B fails to repay the loan according to the contract, Party A is entitled to collect additional 50% of the contracted interest as the penalty interest if the loan is in RMB or additional 20% as the penalty interest if the loan is in foreign currency.

Article 8.4 During the effective period of the loan, in case Party B fails to pay interest, Party A is entitled to collect compound interest based on the rate in Article 4.1; in case Party B fails to pay the principal of the loan, Party A is entitled to collect compound interest based on the rate in Article 8.3.

Article 8.5 In case any of following occurs, Party B shall be responsible for any extra costs and losses thus incur to Party A and shall take remedies timely, including providing additional authentic materials:

A.	Party B fails to provide financial materials and other materials timely as required by Party A, fails to coordinate with Party A when Party A supervises and checks the usage of the loan;
B.	The documents, financial materials or other material provided to Party A are not authentic;
C.	Party B fails to make notice according to this contract or the notice is not in compliance with the truth.

Article 8.7 In case Party B fails to repay the principal of the loan, interest, penalty interest, default payment and other charges due (due in advance), Party A is entitled to freeze and transfer equivalent amount in any of Party B’s account opened in Party A and in other branches of ICBC to liquidate the debts under this contract.

In case the loan is drawn in foreign currency and the amount frozen and transferred is in RMB or in other foreign currency, or the loan is drawn in RMB and the amount frozen and transferred is in foreign currency, the debts shall be paid based on the exchange rates publicized by Party A according to the state foreign exchange policy. But the interest and other fees thus engendered between the transferring date and the actual repayment date shall be borne by Party B, the price margin arising from fluctuation of exchange rate between the transferring date and the actual repayment date shall also be borne by Party B.

Article 8.8 The attorney fee and all the other fees for realizing the creditor’s rights of Party A under this contract shall be borne by Party B.

Article 9 Effectiveness, Modification and Termination

Article 9.1 The contract shall be effective from the date of signing until the date on which all debts are tendered.

Article 9.2 It must be confirmed in written words and signature by the authorized representative of each party for any revision. The revision agreement is the integral part of this contract and has the same legal effect.

Article 9.3 Where any article or provision of this contract shall be invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not effect any other article or provision hereof.

Article 9.4 The modification and termination of this contract does not affect the rights of each party for compensation. The termination of this contract does not affect the validity of the article concerning settlement of disputes.

Article 10 Settlement of Disputes

Article 11.1 The conclusion, effectiveness, interpretation, execution and dispute resolution of the contract shall be governed by the laws of the People’s Republic of China. All disputes in connection with this contract or the execution thereof shall be settled friendly through negotiation. In case no settlement can be reached, the case may then be submitted to the jurisdiction of the people’s court at the site of Party A.

Article 11 Miscellaneous

Article 11.1 No delay or omission by Party A in exercising the whole or part of rights hereunder shall operate as a waiver or modification thereof or of any other right, and no such delay or omission shall preclude any other or further exercise thereof or the exercise of any other right.

Article 11.2 In case the loan under this contract is in foreign currency, Party B shall register the contract to the local foreign exchange administration authority within 10 days since this contract is signed and get the Foreign Exchange (Indirect) Loan Registration Certificate.

Article 11.3 During the execution of this contract, should any of the drawdown date, repayment date, interest settlement date is not the bank working day, then it is postponed to the first following working day accordingly.

Article 11.4 Party B shall not transfer the whole or part of its rights and liabilities under this contract without the written consent of Party A. Party A is entitled to transfer the creditor’s rights to any third parties with written notice to Party B.

Article 11.5 The contract is made in three (3) copies, one for each party and one for Real Estate Trading Center respectively and each copy has the same legal effect.

Article 12 Additional Requirements

Article 12.1 The requirements for sales revenue depositing in Party A

A.           In case Party B only applies loans from Party A other than any other financial institutions, Party B shall deposit more than 90% of its total sales revenue counting from the first drawdown date until the time of deposit in Party A or in any branches or sub-branches of ICBC shanghai branch and such revenue shall be cleared through the above banks, otherwise Party A is entitled to announce the advance expiration of the loan and take remedies as described in Article 8.1 under this contract.

B.             In case Party B also applies loans from other financial institutions, Party B shall deposit its sales revenue from the first drawdown date in Party A or in any branches or sub-branches of ICBC shanghai branch and such revenue shall be cleared through the above banks. The ratio of the sales revenue deposited in the above banks counting from the first drawdown date until the time of deposit shall no less than the ratio of Party B’s debts to Party A accounting for its total debts to all the financial institutions, otherwise Party A is entitled to announce the advance expiration of the loan and take remedies as described in Article 8.1 under this contract.

Article 12.2 Internet Banking Service

In order to facilitate the deposit of sales revenue for Party B, Party A shall open the Internet banking service to Party B and provide corresponding training. Party B covenants to use the Internet banking in Party A to clear its income and expenses. Both parties shall sign additional agreements with regard to the Internet Banking Service.

Party A: Industrial and Commercial Bank of China Limited Shanghai branch Fengxian sub-branch

Authorized representative:	/s/ Yi Zhang

Party B: Cherokee International (China) Power Supply Ltd.

Authorized representative:	/s/ Linster W. Fox

Date: January 18, 2007